Exhibit 99.1
   18872 MacArthur Blvd., Suite 200
   Irvine, CA 92612-1400
   Phone: (949) 225-4500
   www.autobytel.com

November 25, 2014

Mr. Fred DiSanto
Chief Executive Officer
  and Executive Chairman
Ancora Advisors LLC
6060 Parkland Boulevard
Suite 200
Cleveland, Ohio  44124

Dear Mr. DiSanto:

On behalf of Autobytel’s Board of Directors, I am writing to confirm that the Board has reviewed your November 10, 2014 letters.

After thorough consideration of your most recent letter, the Board has again unanimously concluded that it would not be in the best interests of the Company or its stockholders to pursue a sale of the Company at this time.  As we stated in our letter to you dated November 3, 2014, the Board is highly cognizant of its fiduciary duties with respect to maximizing stockholder value and believes that, with the momentum Autobytel is currently attaining and the opportunities it sees ahead, pursuing a sale of the Company at this time would not maximize stockholder value.  We believe the Company’s current business and strategic plan is the right course of action to deliver maximum value to our stockholders, and engaging in a sale process at this time to shop the Company would divert management time and attention from implementing such plan and would be disruptive to the Company’s customer relationships, employees and the business as a whole.

Further, we would like to take this opportunity to respond to some of the misstatements you made in your most recent letter.

Mr. Coats at no time acknowledged that “it makes sense for Autobytel to be part of a larger organization” now.  In fact, Mr. Coats, in response to a question, reiterated the Board’s view that it would not be in the best interests of the Company or its stockholders to pursue a sale of the Company at this time.  Mr. Coats’ comment that you referenced was as follows: “In the long run, I think no one would argue that it may make sense for this company to be part of a larger organization, but we don’t believe that now is the time for that (emphasis added).”

As reported in our most recent proxy statement, Mr. Coats’ relocation and lodging allowances ceased as of December 31, 2012, with only supplemental payments (agreed upon in 2008 at the time he became the Company’s CEO) related to the sale of his former residence being made in March 2013.  Mr. Coats has not received any relocation or lodging allowances since that time.  Regarding your comments about Mr. Coats’ compensation in general, the Board’s compensation committee, which consists solely of independent directors, engages the services of a national executive compensation consulting firm as the committee’s independent compensation consultant to provide market data and to review and provide recommendations regarding Mr. Coats’ compensation to the committee. The Board also reminds you that at the Company’s 2013 annual meeting of stockholders, stockholders holding 86% of the Company’s outstanding shares present and entitled to vote on the matter approved the compensation paid to the Company’s named executive officers, including Mr. Coats.

Ancora Advisors LLC
November 25, 2014

    To highlight how far Autobytel has come since Mr. Coats became the Company’s President and Chief Executive Officer in December 2008:

●
Autobytel was only profitable in 2 of the 13 years that the Company was in operation before Mr. Coats joined as CEO, and those two years were 2003 and 2004.  However, since 2008 (a year during which the company lost $80 million), the Company has generated a profit in 4 of the last 6 years from 2011 through today.

●
Since 2008, internally-generated leads have grown from just 3% of the Company’s total lead supply to about 70% today.  In addition, the Company has gone from delivering less than 3 million leads to its customers in 2009 to approximately 6.5 million this year.  Concurrently, gross margin expansion has been driven from less than 30% to approximately 40%.

The performance of Autobytel’s acquisitions has been a major catalyst for the Company’s growth, profitability and its long term prospects.  Recent stock performance is in no way an indicator of the success of the AutoUSA acquisition, a transaction that provides multiple benefits in the form of scale, market position and strategic relevance.  Furthermore, we believe the statement that the Cyber Ventures acquisition “…came at an expensive price to shareholders…” does not recognize the critical role that this acquisition has played in the performance of the business over the last 4 years.  This transformative transaction resulted in higher dealer close rates, higher lead volumes delivered and higher margins.  It also cemented Autobytel’s position as the largest automotive lead provider in the United States and the largest wholesale provider in the country.

In response to Ancora’s request for an exemption under the Company’s Tax Benefit Preservation Plan to allow Ancora to acquire beneficial ownership of up to 9.9% of the Company’s outstanding shares of common stock, the Company’s federal tax benefits of $101 million and state tax benefits of $66 million that are sought to be protected from impairment or loss by the Company’s Tax Benefit Preservation Plan are a significant asset of the Company.  The Company’s stockholders have also indicated that they believe protection of the Company’s tax benefits from impairment or loss is important and have twice approved the plan, most recently to extend it to May 2017 by a vote of stockholders holding over 95% of the Company’s outstanding shares present and entitled to vote on the matter.  The Board has reviewed Ancora’s exemption request in light of the foregoing and after an evaluation of the Company’s Section 382 position and planning has determined that the exemption is not in the best interests of the Company or its stockholders and has denied the requested exemption.

Ancora Advisors LLC
November 25, 2014

As you noted in your letter, Ancora is supportive of the Company’s repurchase of shares.  As announced this morning, the Company has recently purchased 164,028 shares of its common stock under its stock repurchase program.  The shares repurchased are being retired and returned to their status of authorized and unissued shares.  After giving effect to the Company’s stock repurchases, the number of outstanding shares of common stock of the Company now stands at 8,868,848 shares.  Should Ancora be considering the acquisition of beneficial ownership of additional shares of the company’s common stock, Ancora should first evaluate its beneficial ownership percentage based on this revised outstanding share number to ensure that the acquisition of additional shares does not result in the acquisition of beneficial ownership of 4.9% or more of the outstanding shares.

Regards,

/s/ Michael J. Fuchs
Michael J. Fuchs,
Chairman of the Board